LIMITED LIABILITY INTERESTS


                  PURCHASE AGREEMENT


                         AMONG


                SCHOOL SPECIALTY, INC.


                          AND


                 GENESIS DIRECT, INC.


                          AND


                 LITTLE GENESIS, INC.





                   February 1, 1999
                   TABLE OF CONTENTS
                                                  Page
SECTION 1.  DEFINITIONS.                                        1
SECTION 2.  BASIC TRANSACTION.                                  1
     (A)  PURCHASE AND SALE OF LIMITED LIABILITY INTERESTS.     1
     (B)  PURCHASE PRICE.                                       1
     (C)  THE CLOSING.                                          1
     (D)  DELIVERIES.                                           2
     (E)  POST-CLOSING ADJUSTMENT AND PAYMENT                   2
SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING
THE COMPANY.                                                    3
     (A)  ORGANIZATION AND POWERS OF COMPANY.                   4
     (B)  [INTENTIONALLY OMITTED].                              4
     (C)  NONCONTRAVENTION.                                     4
     (D)  BROKERS' FEES.                                        5
     (E)  LIMITED LIABILITY INTERESTS.                          5
     (F)  TITLE TO ASSETS.                                      5
     (G)  FINANCIAL STATEMENTS.                                 5
     (H)  EVENTS SUBSEQUENT TO DECEMBER 31, 1997.               6
     (I)  UNDISCLOSED LIABILITIES.                              8
     (J)  LEGAL COMPLIANCE.                                     8
     (K)  TAX MATTERS.                                          8
     (L)  REAL PROPERTY.                                        9
     (M)  INTELLECTUAL PROPERTY.                                9
     (N)  TANGIBLE ASSETS.                                     12
     (O)  INVENTORY.                                           12
     (P)  CONTRACTS.                                           13
     (Q)  PREDOMINANT CUSTOMERS.                               13
     (R)  CHANGE IN CUSTOMERS OR VENDORS.                      13
     (S)  NOTES AND ACCOUNTS RECEIVABLE.                       13
     (T)  INSURANCE.                                           13
     (U)  PRODUCT WARRANTY.                                    14
     (V)  LITIGATION.                                          14
     (W)  EMPLOYEES.                                           14
     (X)  EMPLOYEE BENEFITS.                                   15
     (Y)  ENVIRONMENT, HEALTH AND SAFETY.                      15
     (Z)  CERTAIN BUSINESS RELATIONSHIPS WITH COMPANY.         15
     (AA) DISCLOSURE.                                          15
     (BB) PROCESSING OF RETURNS.                               16
SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.     16
     (A)  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.       16
     (B)  REPRESENTATIONS AND WARRANTIES OF BUYER.             17
SECTION 5.  COVENANTS.                                         18
     (A)  FURTHER ASSURANCES.                                  18
     (B)  CONFIDENTIALITY.                                     18
     (C)  INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF BUYER. 19
     (D)  INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF
          THE SELLERS AND COMPANY.                             20
     (E)  INDEMNIFICATION MATTERS INVOLVING THIRD PARTIES.     21
     (F)  FRAUD.                                               22
     (G)  RECORDS.                                             22
     (H)  THIRD PARTY CONSENTS.                                22
     (I)  [INTENTIONALLY OMITTED.]                             22
     (J)  ACCESS.                                              23
     (K)  SATISFACTION OF CLOSING CONDITIONS.                  23
     (L)  CONDUCT OF BUSINESS.                                 23
     (M)  INSURANCE, ETC.                                      23
     (N)  CONSENTS, ETC.                                       24
     (O)  MATERIAL ADVERSE CHANGE.                             24
     (P)  HSR ACT.                                             24
SECTION 6.  CONDITIONS TO OBLIGATION TO CLOSE.                 25
     (A)  CONDITIONS TO OBLIGATION OF BUYER.                   25
     (B)  CONDITIONS TO OBLIGATION OF SELLERS.                 26
SECTION 7.  CLOSING DOCUMENTS.                                 27
     (A)  SELLERS DELIVERIES.                                  27
     (B)  BUYER DELIVERIES.                                    28
SECTION 8.  ARBITRATION OF DISPUTES.                           29
     (A)  MANDATORY ARBITRATION.                               29
     (B)  ARBITRATOR'S QUALIFICATIONS AND SELECTION.           29
     (C)  GOVERNING LAW; WRITTEN DECISION.                     30
     (D)  PROCEDURES; EVIDENCE; EXPERTS.                       30
     (E)  COSTS.                                               30
     (F)  CONSENT TO JURISDICTION.                             30
     (G)  INJUNCTIVE RELIEF.                                   31
     (H)  INDEMNIFICATION.                                     31
     (I)  SURVIVAL.                                            31
     (J)  WAIVER OF JURY TRIAL; EXEMPLARY DAMAGES.             31
     (K)  ATTORNEYS' FEES.                                     31
     (L)  INTEREST.                                            31
SECTION 9.  OTHER AGREEMENTS.                                  32
     (A)  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.             32
     (B)  FILINGS.                                             32
     (C)  NO THIRD-PARTY BENEFICIARIES.                        32
     (D)  ENTIRE AGREEMENT.                                    32
     (E)  SUCCESSION AND ASSIGNMENT.                           32
     (F)  COUNTERPARTS.                                        32
     (G)  HEADINGS.                                            33
     (H)  NOTICES.                                             33
     (I)  GOVERNING LAW.                                       34
     (J)  AMENDMENTS AND WAIVERS.                              34
     (K)  SEVERABILITY.                                        34
     (L)  EXPENSES.                                            34
     (M)  CONSTRUCTION.                                        34
     (N)  INCORPORATION OF APPENDICES, EXHIBITS AND SCHEDULES. 35
     (O)  TERMINATION.                                         35

                   TABLE OF CONTENTS
                          OF
                       SCHEDULES


Schedule 3(a)    Foreign Jurisdictions; D.B.A., Assumed  and
                 Fictitious Names
Schedule 3(c)    Third-Party Consents
Schedule 3(e)    Limited Liability Interests
Schedule 3(f)(i) Title to Assets
Schedule 3(h)    Events Subsequent to December 31, 1997
Schedule 3(i)    Undisclosed Liabilities
Schedule 3(k)    Tax Matters
Schedule 3(l)    Real  Property Leased or Subleased  to  the
                 Company
Schedule 3(m(ii) Intellectual Property
Schedule         Grants of Rights of Intellectual Property by Company
  3(m)(iii)
Schedule         Intellectual Property Used by Company
  3(m)(iv)
Schedule         Governmental Permits
  3(m)(viii)
Schedule 3(n)    Tangible Assets
Schedule 3(o)    Inventory
Schedule 3(p)    Contracts
Schedule 3(s)    Notes and Accounts Receivable
Schedule 3(t)    Insurance
Schedule 3(u)    Product Warranty
Schedule 3(v)    Litigation
Schedule 3(w)    Employees
Schedule 3(x)    Employee Benefits
Schedule 3(y)    Environment, Health and Safety
Schedule 3(z)    Certain Business Relationships With Company
Schedule         Noncontravention
  4(a)(iii)
Schedule 7(a)(v) Liens


    LIMITED LIABILITY INTERESTS PURCHASE AGREEMENT

     This Agreement is entered into as of February 1, 1999, among School Specialty, Inc., a Delaware corporation ("Buyer") Genesis Direct, Inc., a Delaware corporation ("Genesis Direct"), and Little Genesis ,
Inc. ("Little Genesis") ("Genesis Direct" and, together with Little Genesis, "Sellers" and each, individually, a "Seller"). Buyer and Sellers are referred to collectively herein as the "Parties."

     Sellers own all of the outstanding limited liability company interests ("Limited Liability
Interests") of Sportime, LLC (f/k/a Genesis Direct Six,
LLC), a Delaware limited liability company (the
"Company").

     This Agreement contemplates a transaction in which Buyer will, on the terms and conditions set forth herein, purchase all of the outstanding Limited
Liability Interests from the Sellers for the consideration specified herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

Section 1.     Definitions.

     Capitalized terms used herein and not otherwise defined herein are defined in Appendix I to this Agreement.

Section 2.     Basic Transaction.

     (a)  Purchase and Sale of Limited Liability
Interests.

     Upon the Closing (as defined below) pursuant to this Agreement and subject to the terms hereof, Buyer will purchase from Sellers and Sellers will sell to Buyer the Limited Liability Interests.

    (b)  Purchase Price.

    In consideration of the purchase by Buyer of the Limited Liability Interests, the Buyer agrees to pay to Sellers an aggregate purchase price of $23,000,000
(subject to adjustment as provided below) by delivery of (i) cash in the amount of Seven Hundred Fifty
Thousand Dollars ($750,000) (the "Escrow Deposit
Amount") by wire transfer to the escrow account (the
"Escrow Account") established pursuant to the terms and provisions of an escrow agreement substantially in the form of Exhibit A (the "Escrow Agreement") and
(ii) cash for the balance of the Purchase Price, being $22,250,000, less the NTA Shortfall, if any, or plus the NTA Excess, if any, as such terms are defined in
Section 2(e)(iii) and (iv) below payable by wire transfer or delivery of other immediately available funds (the "Purchase Price"). The Purchase Price shall be allocated among the Sellers in proportion to their respective Limited Liability Interests as set forth in
Schedule 3(e).

     (c)  The Closing.

     The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the
Americas, 40th Floor, New York, New York 10104 at
10:00 a.m. on February 8, 1999, or at such other date and time as the Parties shall agree, following (or simultaneously with) the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the date of the Closing is referred to as the "Closing
Date").

     (d)  Deliveries.

     At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in
Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer certificates representing all of its Limited Liability Interests, endorsed in blank or accompanied by duly executed assignment documents, and
(iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2(b) above.

     (e)  Post-Closing Adjustment and Payment

          (i)  Preparation of December 1998 Net
     Tangible Assets Statement. No later than 90 days after the Closing Date, Buyer shall prepare and deliver to the Sellers a statement (the
     "December 1998 Net Tangible Assets Statement") of the Net Tangible Assets of the Company as of December 26, 1998 (the "December 1998 Net Tangible
     Assets") derived from the balance sheet of Seller as of December 26, 1998 (the "Audited
     December 1998 Balance Sheet"), which balance sheet shall be audited, at Buyer's expense, by Pricewaterhouse Coopers, LLP (the "Accountant"), in accordance with GAAP consistently applied.

          (ii) Adjustments to December 1998 Net
     Tangible Assets Statement. If Sellers have any objections to the December 1998 Net Tangible
     Assets Statement, Sellers shall deliver to Buyer, within 30 days after receiving the December 1998
     Net Tangible Assets Statement, a detailed statement (the "NTA Objections Statement") describing its specific objections. Thereafter,
     Seller and Buyer shall seek to resolve Sellers' objections by mutual agreement in order to determine the December 1998 Net Tangible Assets.
     If Sellers and Buyer are unable to resolve such objections within 15 days after delivery of the NTA Objections Statement, they shall promptly jointly appoint a third-party "Big Five" independent certified public accountant (the
     "Third-Party Firm") for the purpose of resolving
     Sellers' objections in order to determine the December 1998 Net Tangible Assets. The written determination (the "Post-Closing Determination") by agreement of Seller and Buyer or by the Third-
     Party Firm, as applicable, of the December 1998
     Net Tangible Assets pursuant to the December 1998
     Net Tangible Assets Statement, after considering all written objections thereto in accordance with the foregoing procedure, shall be conclusive and binding upon the Parties. Any fees and expenses payable to the Third-Party Firm for services pursuant to this Section 2(e)(ii) shall be borne solely (x) by Buyer if the absolute value of the difference between the Post-Closing Determination by the Third-Party Firm of the December 1998 Net
     Tangible Assets and the amount of December 1998
     Net Tangible Assets set forth in the December 1998
     Net Tangible Assets Statement originally delivered by Buyer pursuant to Section 2(e)(i) (the "Buyer's
     Difference") is greater than the absolute value of the difference between the Post-Closing
     Determination by the Third-Party Firm of the December 1998 Net Tangible Assets set forth in the
     NTA Objections Statement originally delivered by Sellers pursuant to Section 2(e)(ii) (the
     "Sellers' Difference") and (y) by Sellers if the Sellers' Difference is greater than the Buyer's
     Difference.

          (iii)     Purchase Price Reduction.  If the
     December 1998 Net Tangible Assets are less than
     $9,803,000, Sellers shall pay, no later than ten
     (10) Business Days after delivery of the Post-
     Closing Determination pursuant to Section 2(e)(ii) above, to Buyer the amount equal to one dollar for each one dollar that such December 1998 Net
     Tangible Assets are less than $9,803,000 (the "NTA
     Shortfall"). Any such payment shall be made by wire transfer in immediately available funds from the Escrow Account (by joint instructions of Buyer and Sellers to the Escrow Agent) to an account designated by Buyer and such payment obligation shall not be considered an indemnification claim and accordingly will be paid in full even if it is less than the Basket Amount (as defined in Section 5(c)(iii) below).

          (iv) Purchase Price Increase.  If the
     December 1998 Net Tangible Assets are more than
     $10,200,000, Buyer shall pay, no later than ten (10) Business Days after delivery of the Post-
     Closing Determination pursuant to Section 2(e)(ii) above, to Seller the amount equal to one dollar for each one dollar that such December 1998 Net
     Tangible Assets are greater than $10,200,000 (the
     "NTA Excess"). Any such payment shall be made by wire transfer in immediately available funds to an account designated by Sellers.

     (f)  Allocation of Purchase Price.  The
consideration paid by Buyer to Sellers pursuant to this Agreement shall be allocated among the assets of the Company, including any intangible assets, as Sellers and Buyer have mutually agreed on or prior to the Closing Date. The allocation of the Purchase Price was bargained and negotiated for and each party agrees to report the transactions contemplated hereby for federal income Tax and all other Tax purposes (including without limitation, for purposes of 1060 of the Code) in a manner consistent with the allocation set forth on Exhibit E (to be prepared and approved by the Parties prior to the Closing and revised as mutually agreed by the Parties within fifteen (15) days of the Closing) determined pursuant to this Section 2(f) and in accordance with all applicable rules and regulations and to take no position inconsistent with such allocation in any administrative or judicial examination or other proceeding. Each of Buyer and Sellers shall timely file the appropriate forms in accordance with the requirements of 1060 of the Code and this Section 2(f).

Section 3.     Representations and Warranties
Concerning the Company.

     Each Seller jointly and severally represents and warrants to the Buyer that, except as set forth in the disclosure schedules accompanying this Agreement and initialed by the Parties (the "Disclosure Schedules") and as set forth in each schedule referenced in the Sections of this Agreement and attached and delivered in connection herewith, all of which are hereby incorporated by reference, the statements set forth below are correct and complete in all respects as of the date of this Agreement. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered paragraphs contained in this Section 3. Such representations and warranties and the covenants and agreements contained herein constitute a material inducement to the Buyer to enter into this Agreement, to enter into the other Transaction Documents, to purchase the Limited Liability Interests and to consummate the other transactions contemplated hereby and thereby.

     References in this Section 3 to the "Company" that relate to periods prior to January 7, 1998 (the "Prior
Period") refer to the Business as owned and operated by Select Service & Supply Co., Inc., the Company's predecessor ("Select Service").

     (a)  Organization and Powers of Company.

     Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its Business. Except as set forth in Schedule 3(a)(i), Company neither owns or leases any real property nor has any employees, sales representatives, agents or inventory in any state of the United States other than the State of Georgia
(except pre-paid inventory or work-in-process in transit) and there are no other jurisdictions in which the nature of the business of Company or the locations of its assets requires Company to obtain qualification or licensing to do business as a foreign limited liability company, except where the failure to so qualify or become licensed would not have a Material
Adverse Effect. Company has no Subsidiaries and does not, directly or indirectly, conduct any of the Business through, or have any investment or other interest in, any Person. Schedule 3(a)(ii) identifies each d.b.a., assumed or fictitious name in all jurisdictions where such d.b.a., assumed or fictitious names are registered with the Secretaries of State or where Company does business using such d.b.a., assumed or fictitious name.

     (b)  [Intentionally Omitted].

     (c)  Noncontravention.

     Except as set forth on Schedule 3(c) and subject to compliance with the HSR Act, if necessary, neither the execution and the delivery of this Agreement, the other Transaction Documents or the other documents contemplated hereby and thereby, nor the consummation of the transactions contemplated hereby and thereby will (i) violate any Law or Order of any Governmental
Body or court to which Company is subject or any provision of the Certificate of Formation or Limited
Liability Company Agreement of Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which Company is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or other specified occurrence would not have a Material Adverse Effect.
Except as set forth in Schedule 3(c), Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Body or other Person in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a Material Adverse
Effect. The consents, approval and filings described on Schedule 3(c) and identified with an asterisk shall be deemed "Required Consents" for purposes of this Agreement.

     (d)  Brokers' Fees.

     Company has no Liability or obligation to pay any fees or commissions or other compensation to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

     (e)  Limited Liability Interests.

     Except as set forth on Schedule 3(e), each Seller holds of record and owns beneficially the number of Limited Liability Interests set forth next to its name on Schedule 3(e) free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws or as set forth on Schedule 3(e))
Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Neither Seller is a party to any options, warrants, purchase rights, or other contract or commitment that could require either Seller to sell, transfer, or otherwise dispose of any Limited Liability
Interests (other than this Agreement). Neither Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to any of the Limited Liability Interests.

     (f)  Title to Assets.

     Except as set forth in Schedule 3(f)(i), Company has good and valid title to, or a valid leasehold interest in, or the right to use, as the case may be, all of the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.
Without limiting the generality of the foregoing, Company has good and valid title to, or the right to use, the Catalog Names and associated logos, if any, free and clear of any Security Interest.

     (g)  Financial Statements.

          (i)  Company has delivered to Buyer true and
     complete copies of the following financial statements (collectively the "Historical Financial
     Statements") of Select Service: the balance sheet of Select Service as at December 31, 1995 and as at December 31, 1996, and the related statements of income, retained earnings and cash flows of Company's predecessor for the fiscal years then ended, certified by Braver, Schimler & Co., P.C.
     The Historical Financial Statements (including the notes thereto) have been prepared from the books and records of Select Service in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and the Historical
     Financial Statements present fairly in all material respects the financial condition of Select Service as of such dates and the results of operations of Select Service for such periods.

          (ii) Company has delivered to Buyer true and complete copies of the audited balance sheet of Select Service as at December 31, 1997 and the related statements of income, retained earnings and cash flows for the year then ended audited by Ernst & Young LLP.

          (iii)     Company has delivered to Buyer true
     and complete copies of the balance sheet of the Company as of March 28, 1998, and the related statement of income of Company for the period from January 8, 1998 to March 28, 1998.

          (iv) Company has delivered to Buyer true and complete copies of the balance sheet of the Company as of December 26, 1998, and the related statement of income of Company for the period from March 29, 1998 to December 26, 1998 (collectively the "December 1998 Financial Statements"). For purposes of this Agreement, December 26, 1998 is referred to herein as the "Most Recent Quarter
     End," and the balance sheet referred to in the previous sentence as of December 26, 1998 is referred to herein as the "Most Recent Balance
     Sheet".

     (h)  Events Subsequent to December 31, 1997.

     Except as set forth on Schedule 3(h), since
December 31, 1997 there has not been any Material
Adverse Effect and neither the officers or directors of either Seller has Knowledge of any such event, circumstance or change which is threatened. Without limiting the generality of the foregoing, since that date and except in the Ordinary Course of Business or as set forth on Schedule 3(h):

          (i)  Company has not sold, leased,
     transferred or assigned any material assets
     (individually or in the aggregate), tangible or intangible;

          (ii) Company has not entered into any
     material Contract;

          (iii)     Company has not, and no officer or
     director of either Seller has Knowledge that any other Person has, accelerated, terminated, made material modifications to, or canceled any material Contract to which Company is a party or by which it is bound;

          (iv) Company has not, and no officer or
     director of either Seller has Knowledge that any other Person has, imposed any Security Interest upon any of Company's assets, tangible or intangible;

          (v)  Company has not made any material
     capital expenditures;

          (vi) Company has not made any material
     investment in, or any material loan to, any other
     Person;

          (vii)     Company has not created, incurred,
     assumed or guaranteed more than $5,000 in aggregate indebtedness for borrowed money (other than borrowings for the payment of trade payables in the Ordinary Course of Business) and capitalized lease obligations;

          (viii)    Company has not granted any license
     or sublicense of any material rights (individually or in the aggregate) under or with respect to any Intellectual Property;

          (ix) Except for a change in the name of the Company from Genesis Direct Six, LLC to Sportime,
     LLC, there has been no change made or authorized in the Certificate of Formation or Limited
     Liability Company Agreement or other
     organizational documents of Company;

          (x)  Neither Company, nor Sellers, have
     issued, sold or otherwise disposed of (other than pursuant to a bona fide gift) any of Company's
     Limited Liability Interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of Company's Limited Liability
     Interests;

          (xi) Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its properties or assets;

          (xii)     Company has not entered into any
     employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

          (xiii)    Company has not granted any
     increase in the base compensation of any of its officers or, other than in the Ordinary Course of Business, of any of its non-officer employees;

          (xiv)     Except as contemplated by the
     provisions of this Agreement, Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its officers or employees (or taken any such action with respect to any other employee benefit plan, Contract or arrangement);

          (xv) Company has not made any other material change in employment terms for any of its officers or employees;

          (xvi)     Company has not paid any
     Transaction Expenses;

          (xvii)    Company has kept in full force and
     effect insurance comparable in amount and scope to coverage maintained by it and required pursuant to any material agreement, instrument or document to which it is a party;

          (xviii)   Company has not made any material
     change in any method of accounting, or accounting principle, method or practice;

          (xix)     Company has not settled, released
     or forgiven any material claim or litigation or waived any material right;

          (xx) Company has not committed to do any of the foregoing;

          (xxi)     Company has conducted the Business
     in the Ordinary Course of Business and has used its reasonable best efforts to preserve its goodwill intact; and

          (xxii)    Company has not incurred any
     indebtedness for borrowed money from any Affiliate and Company has not made any loan to any Affiliate.

     (i)  Undisclosed Liabilities.

     Except as set forth on Schedule 3(i), Company has no material Liabilities, except for (i) liabilities set forth on the Most Recent Balance Sheet which have arisen in the Ordinary Course of Business and in connection with and for the benefit of the Business and
(ii) liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of
Business.

     (j)  Legal Compliance.

     Company has complied with all applicable Laws and Orders of all Governmental Bodies (including, without limitation, all applicable Laws and Orders of the U.S.
Food and Drug Administration and other Governmental
Bodies with respect to the manufacture, labeling, recordkeeping, advertising, offer and sale of medical devices) and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Company alleging any failure so to comply, except where the failure to comply with any of the above would not have a Material Adverse Effect.

     (k)  Tax Matters.

          (i)  Company has filed all Tax Returns that
     it was required to file. All such Tax Returns were correct and complete in all material respects.
     All Taxes owed by Company (whether or not shown on any Tax Return) have been paid or accrued on the Most Recent Balance Sheet. Company currently is not the beneficiary of, or subject to, any extension of time within which to file any Tax
     Return.

          (ii) There is no material dispute or claim concerning any Tax liability of Company either claimed or raised, or, to the Knowledge of the directors or officers of either Seller, threatened by any Governmental Body.

          (iii)     Company has reported and duly paid
     state and local sales and use taxes in all states in which it believes it is required to report and pay such taxes, including sales and/or use taxes on sales of merchandise and on catalogs and other promotional materials. A list of all such states is set forth in Schedule 3(k).

          (iv) There is no material dispute or claim of Liability against Company for sales or use taxes either formally asserted or raised or, to the Knowledge of the directors or officers of either
     Seller, threatened by any Governmental Body, nor, to the Knowledge of the directors or officers of either Seller, is there any Basis for such a claim of Liability.

     (l)  Real Property.

     Company owns no real property. Schedule 3(l) lists and describes briefly all real property leased or subleased to Company. Company has delivered to Buyer correct and complete copies of the leases and subleases listed in Schedule 3(l) (as amended to date). With respect to each lease and sublease listed in
Schedule 3(l):

          (i)  Except as set forth in Schedule 3(l),
     Company will submit at the Closing an estoppel certificate substantially in the form of Exhibit B from all lessors of leased property that: (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) all rent and other amounts payable to date have been paid and no party to the lease or sublease is in material breach or default and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification, or acceleration thereunder; (iii) no party to the lease or sublease has repudiated any material provision thereof; and (iv) the lessor consents to the change in ownership of the Company from Sellers to Buyer on the same terms and at the same lease rate as in effect prior to the Closing Date;

          (ii) to the Knowledge of each director and officer of either Seller, there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (iii)     Company has not assigned,
     transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold and the property is leased free and clear of all Security Interests;

          (iv) all facilities leased or subleased
     thereunder have received all material approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations in all material respects;

          (v)  none of Sellers or Company has received
     notice and has no Knowledge of, any pending, threatened or contemplated condemnation proceeding affecting any such leased property or any part thereof or of any sale or other disposition of such leased property or any part thereof in lieu of condemnation; and

          (vi) no portion of any such leased property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

     (m)  Intellectual Property.

          (i)  To the Knowledge of each of each
     director and officer of either Seller, Company has not interfered with, infringed upon, misappropriated, or violated any material
     Intellectual Property rights of any Person in any material respect and none of the directors or officers of either Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company must license or refrain from using any Intellectual Property rights of any Person).
     To the Knowledge of any of the directors or officers of either Seller, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of Company in any material respect.

          (ii) Except as set forth on
     Schedule 3(m)(ii), Company is not registered as or has not applied to be registered as the owner of, or is not the unregistered owner of (as opposed to licensee of), any Intellectual Property other than Mailing Lists. Schedule 3(m)(ii) also identifies each material trade name, domain name, fictitious or d/b/a name, 800- or 888- prefix phone number, or other identifier used by Company in connection with any aspect of the Business. With respect to each item of Intellectual Property required to be identified in Schedule 3(m)(ii) and except as set forth in such Schedule:

               (A)  Company possesses all right, title
          and interest in and to, or has the right to use, without payment to any Person, the item, free and clear of any Security Interest, license, or other restriction, including, without limitation, all rights to the Catalog
          Names and associated logos;

               (B)  the item is not subject to any
          outstanding Order;

               (C)  the item has not lapsed, expired or
          been abandoned;

               (D)  no Claim is pending or, to the
          Knowledge of any of the directors or officers of either Seller, is threatened, which challenges the legality, validity, enforceability, use or ownership of the item or application, registration or grant therefor; and

               (E)  Company has not agreed to indemnify
          any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

          (iii)     Schedule 3(m)(iii) sets forth a
     complete and accurate list of each license, sublicense, agreement or other Contract or other permission, whether written or oral, pursuant to which Company has granted to any other party any rights with respect to any of its Intellectual
     Property. Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements and other Contracts or permissions (as amended to date).

          (iv) Schedule 3(m)(iv) identifies each
     material item of Intellectual Property that any other party owns and that Company uses pursuant to license, sublicense, agreement or other Contract, or permission. Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, Contracts and permissions
     (as amended to date). With respect to each such item of used Intellectual Property required to be identified in Schedule 3(m)(iv):

               (A)  the license, sublicense, agreement,
          Contract or permission covering the item is, with respect to Company, legal, valid, binding, enforceable and in full force and effect in all material respects and, with respect to the other party or parties thereto, is, to the Knowledge of the directors and officers of either Seller, legal, valid, binding, enforceable and in full force and effect in all material respects;

               (B)  Company is not, and, to the
          Knowledge of each of the directors and
          officers of either Seller, no other party to the license, sublicense, agreement, Contract or permission is in material breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

               (C)  Company has not, and no party to
          the license, sublicense, agreement, Contract or permission has notified Company that it has, repudiated any material provision thereof or indicated to any director or officer of either Seller of its intent to cancel, or not renew on comparable terms, such license, sublicense, agreement, contract or permission, and neither any of the directors or officers of either Seller has any reason to believe such other party may take any such action after the Closing; and

               (D)  Company has not granted any
          sublicense or similar right with respect to the license, sublicense, agreement, Contract or permission.

          (v)  The Intellectual Property identified on
     Schedules 3(m)(ii) through 3(m)(iv) constitutes all of the material Intellectual Property used in or necessary for the conduct of the Business as presently being conducted.

          (vi) Company possesses all rights and
     interest necessary to (A) sell all merchandise currently sold through Company's catalogs and
     (B) to use the likeness of persons used in such catalogs for the specific purpose and in the specific catalogs in which such likenesses appeared, in the case of both (A) and (B), without infringing the Intellectual Property rights of any other Person. To the Knowledge of the directors or officers of either Seller, each Person from which Company acquires products and goods
     (1) obtained or made and sold such products and goods without violation of the Intellectual
     Property or other rights of any Person, (2) has all rights and permissions necessary to distribute such products and goods to Company and (3) has all rights and permissions necessary to grant to Company the right to redistribute such products and goods.

          (vii)     All mailing lists used in the
     conduct of the Business, other than those rented by Company for a single use, (the "Mailing Lists") are owned by Company and are (A) in a magnetic tape form in readable format, (B) contain all names and addresses of customers who have in the past purchased a product from Company, sorted to indicate which customers have purchased products
     (1) within 12 months prior to the Closing Date,
     (2) 12-24 months prior to the Closing Date, (3)
     24-36 months prior to the Closing Date and (4) more than 36 months prior to the Closing Date and
     (C) include a detailed transaction listing, with original source data including the names and addresses of people who have inquired about
     Company's catalogs, although they have not yet purchased, sorted to indicate which persons have made such inquiries during each of the four time periods set forth in clause (B) immediately above.
     The use of the mailing lists by Company does not violate, without limitation, Intellectual Property rights and rights of publicity or privacy of any Person, and is not in violation of any applicable
     Law or Order. There is no limitation on the right of Company to transfer to Buyer any of the Mailing
     Lists. As of the date of this Agreement, the Mailing Lists contain the following approximate numbers of customers and prospective customers:

               Number            Customers who purchased Company
                                 products during the calendar
                                 year:

48,900                           to October 31, 1997
57,800                           1996
49,500                           1995
               43,600            1994
               35,100            1993 and prior to such year


               Number            Customers who have inquired
                                 about Company products during
                                 the
                                 calendar year:

               6,500             to October 31, 1997
               8,000             1996
               8,000             1995
               7,000             1994
               7,000             1993 and prior to such year


          (viii)    Set forth on Schedule 3(m)(viii) is
     a list of permits obtained from governments and governmental agencies.

     (n)  Tangible Assets.

     The buildings, machinery, equipment (including the computer software technology, telephone and telecommunication systems) and other tangible assets that Company owns, leases or uses in the Business are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), are suitable for their intended use and are capable of meeting all fulfillment service and call service needs and performance standards required of Company during periods of peak order activity relating to the Business as heretofore conducted. Set forth on
Schedule 3(n) is a list of the tangible assets owned by the Company as of December 26, 1998.

     (o)  Inventory.

     Set forth on Schedule 3(o) is a priced-out inventory detail listing of all inventory owned by Company as of a date within five days of the Closing
Date, which is complete and correct in all material respects. The inventory of Company consists of raw materials, work-in-process, supplies and finished goods, all of which is in good and merchantable condition and fit for the purpose for which it was procured or manufactured and none of which is obsolete, and none of which is damaged or defective. The inventory has been valued at the lower of cost or market, in accordance with FIFO accounting and GAAP.

     (p)  Contracts.

     Schedule 3(p) lists all Contracts to which Company is a party or by which Company or any of its assets may be bound or subject. Company has delivered to Buyer a correct and complete copy of each written Contract.
With respect to each such Contract: (i) except as otherwise provided in Schedule 3(p), the Contract is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) Company is not, and to the Knowledge of each of the directors and officers of either Seller, no other party is, in material breach or default and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration under the Contract; (iii) Company has not, and no party has notified Company that it has, repudiated any material provision of the Contract or indicated to any director or officer of either Seller of its intent to cancel or not renew the Contract; and (iv) except as disclosed on
Schedule 3(p), no consent is required of any party thereto to transfer the benefits of each such Contract to Buyer in connection with the transactions contemplated in this Agreement.

     (q)  Predominant Customers.

     No single customer of Company accounts or accounted for over five percent (5%) of the total revenues of Company during any of the three (3) complete fiscal years immediately preceding the date of this Agreement.

     (r)  Change in Customers or Vendors.

     No customer or vendor whose annual volume of purchases or sales during the year ended December 26, 1998 exceeded $5,000, in the case of a customer, or $50,000, in the case of a vendor, has indicated to Company that it intends to cease doing business with Company or materially alter the amount or pricing of the business done with Company.

     (s)  Notes and Accounts Receivable.

     Except as set forth in Schedule 3(s), all notes and accounts receivable of Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible within 60 days at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance
Sheet as adjusted in a manner consistent with past practice for operations and transactions in the Ordinary Course of Business through the Closing Date.

     (t)  Insurance.

     Company has supplied Buyer with a copy of each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which Company is or is required to be (pursuant to the provisions of any agreement or license or other
Contract to which it is party) a party, a named insured, or otherwise the beneficiary of coverage.
With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) neither Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute a material breach or default, or permit termination, modification or acceleration under the policy; (iii) no party to the policy has repudiated any material provision thereof;
and (iv) Company has not been notified by any of its insurance carriers that any premiums will materially increase in the future or that any insurance coverage provided by such policy will not be available in the future on substantially the same terms as now in effect. Schedule 3(t) describes any and all policies currently in effect and self-insurance arrangements affecting Company or the Business.

     (u)  Product Warranty.

     All of the products manufactured, sold, leased or delivered by Company have conformed in all material respects with all applicable contractual commitments, with all express and implied warranties, and with all applicable Laws and Company has no material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve, if any, for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions in the Ordinary Course of Business through the Closing Date. Substantially all of the products manufactured, sold, leased or delivered by Company are subject to standard terms and conditions of sale or lease. Schedule 3(u) includes copies of the standard terms and conditions of sale or lease for Company
(containing applicable guaranty, warranty and indemnity provisions).

     (v)  Litigation.

     Schedule 3(v) sets forth each instance in which Company (i) is subject to any outstanding Order or (ii) is a party or, to the Knowledge of the directors or officers of either Seller, is threatened to be made a party to any Claim of, in, or before any Governmental
Body or before any arbitrator, which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3(v), Company's insurance policies as currently in effect will pay for the full amount of any Adverse Consequences that may be suffered by Company or Buyer with respect to any event specified in Schedule 3(v). Without limiting the generality of the foregoing, Company has no material Liability arising out of any injury (or alleged injury) to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by Company.

     (w)  Employees.

     Schedule 3(w) sets forth a complete list of employees of Company, including the position or title and the current annual compensation of each employee of Company. Company is not a party to or bound by any collective bargaining agreement or other Contract with a labor union or association representing any employee, nor has it experienced any strike, work slowdown or stoppage, or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Company has not committed any material unfair labor practice. None of the directors or officers of either Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Company.

     (x)  Employee Benefits.

     Except as set forth on Schedule 3(x), there are no employee benefit plans or arrangements of any type
(whether or not described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder, including, without limitation, plans or arrangements providing for deferred compensation, bonuses, stock options, fringe benefits, cafeteria plan deferrals, flexible arrangements or other similar plans or arrangements), under which Company has or Buyer in the future could have, directly or indirectly, any liability with respect to any current or former employee of Company or any Commonly Controlled Entity (within the meaning of section 414(b), (c), (m), (n) or (o) of the Code). The
Company has funded all amounts currently required to be funded to its 401-k plan.

     (y)  Environment, Health and Safety.

     Except as disclosed on Schedule 3(y), to the Knowledge of the directors and officers of either
Seller , Company and its predecessors and Affiliates:
(i) are and have been in compliance with all applicable
Environmental, Health and Safety Laws; (ii) there is no judgment or Claim pending or threatened against Company or any of its predecessors or Affiliates pursuant to Environmental, Health and Safety Laws or principles of common law relating to pollution, protection of the environment or health and safety; and (iii) there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance with Environmental, Health and Safety Laws, or which have given rise to or could give rise to any Claim in connection therewith.

     (z)  Certain Business Relationships With Company.

     Except as disclosed on Schedule 3(z), neither
Seller nor any of their Affiliates (other than Company) owns any material asset, tangible or intangible, which is used by Company in the Business. All transactions between Company, on the one hand, and any Affiliate of Company, on the other hand, have occurred in the Ordinary Course of Business on a basis no less favorable to Company as would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

     (aa) Disclosure.

     The representations and warranties of each Seller contained in this Agreement, including the schedules hereto and the documents required to be delivered by the Company and/or Sellers hereunder (i) do not contain any untrue statement of a material fact or (ii) omit to state any material fact of which Sellers, or any of their officers or directors has actual knowledge, which fact is necessary in order to make the statements and information contained in this Agreement not misleading.

     (bb) Processing of Returns.

     Company has consistently and timely processed all customer claims with respect to returns of sold products.

Section 4.     Representations and Warranties of the
Sellers and the Buyer.

     (a)  Representations and Warranties of the
Sellers.

     Each  Seller jointly and severally represents  and
warrants  to  the Buyer that the statements  set  forth
below  are correct and complete in all respects  as  of
the  date of this Agreement.  Such representations  and
warranties  and the covenants and agreements  contained
herein constitute a material inducement to the Buyer to
enter  into  this Agreement, to enter  into  the  other
Transaction   Documents,  to   purchase   the   Limited
Liability   Interests  and  to  consummate  the   other
transactions contemplated hereby and thereby.

          (i)  Organization and Corporate Powers of the
Sellers.

          Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (ii) Authorization of Transaction.

          Each  Seller  has  full power  and  authority
     (including full corporate power and authority)  to
     execute  and deliver this Agreement and the  other
     Transaction Documents to which it is a  party  and
     to   perform   its   obligations   hereunder   and
     thereunder.   Without limiting the  generality  of
     the  foregoing,  the Board of  Directors  of  each
     Seller has duly authorized the execution, delivery
     and  performance of this Agreement by such  Seller
     in  accordance  with applicable law including  the
     General  Corporation Law of the State of  Delaware
     and   the   provisions  of  the   Certificate   of
     Incorporation  and  Bylaws of such  Seller.   This
     Agreement  and the other Transaction Documents  to
     which  it  is  a  party constitute the  valid  and
     legally   binding  obligations  of  each   Seller,
     enforceable  in  accordance with their  respective
     terms   and  conditions,  subject  to  bankruptcy,
     insolvency, reorganization, moratorium  and  other
     laws  of general application affecting the  rights
     and   remedies   of  creditors  and   to   general
     principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

          (iii)     Noncontravention.

          Subject  to obtaining the consents listed  on
     Schedule  4(a)(iii) and compliance  with  the  HSR
     Act,  as necessary, neither the execution and  the
     delivery  of this Agreement, the other Transaction
     Documents  or  the  other  documents  contemplated
     hereby  and thereby, nor the consummation  of  the
     transactions contemplated hereby and thereby  will
     (i)  violate  any Law or Order of any Governmental
     Body or court to which either Seller is subject or
     any  provision of the Certificate of Incorporation
     and Bylaws of either Seller or (ii) conflict with,
     result in a breach of, constitute a default under,
     result in the acceleration of, create in any party
     the  right  to  accelerate, terminate,  modify  or
     cancel,  or require any notice under, any Contract
     to  which either Seller is a party or by which  it
     is bound or to which any of its assets are subject
     (or  result  in  the imposition  of  any  Security
     Interest  upon any of their assets)  except  where
     the    violation,   conflict,   breach,   default,
     acceleration,      termination,      modification,
     cancellation,  failure to  give  notice  or  other
     specified  occurrence would not  have  a  Material
     Adverse  Effect.  Except as set forth in  Schedule
     3(c), neither Seller needs to give any notice  to,
     make any filing with, or obtain any authorization,
     consent  or approval of any Governmental  Body  or
     other   Person  in  order  for  the   Parties   to
     consummate the transactions contemplated by this Agreement.

          (iv) Brokers' Fee.

          Neither   Seller   has   any   Liability   or
     obligation to pay any fees or commissions or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (v)     Worker's   Compensation    Insurance.
     Sellers agree that for any claims occurring  prior
     to   acquisition  by  the  Buyer  it   is   solely
     responsible  for the payment of all  premiums  due
     under    its    Retrospectively   Rated    Workers
     Compensation  Insurance and  they  agree  that  it
     shall  not  look to the Company to  pay  any  such
     premium,  regardless  of claims  history  for  the
     Company.   The  obligation of the Sellers  to  pay
     such premiums pursuant hereto shall not be limited by the provisions of Section 5(c)(iii) of this Agreement.

     (b)  Representations and Warranties of Buyer.

     Buyer represents and warrants to each Seller  that
each  of  the  statements set forth below is  true  and
correct   in   all   respects.   Such  representations,
warranties, covenants and agreements have constituted a
material  inducement to each Seller to enter into  this
Agreement,   to   enter  into  the  other   Transaction
Documents to which it has become a party, to sell the Limited Liability Interests sold by it pursuant hereto and to consummate the other transactions contemplated hereby and thereby.

          (i)  Organization of Buyer.

          Buyer   is   a  corporation  duly  organized,
     validly  existing and in good standing  under  the
     laws  of  the  State  of  Delaware,  and  has  all
     requisite  power and authority to own,  lease  and
     operate  its  properties  and  to  carry  on   its
     business   as  now  conducted.   Buyer   is   duly
     qualified  or licensed to do business  and  is  in
     good  standing in each jurisdiction in  which  the
     property  owned, leased or operated  by  it  makes
     such  qualification or licensing necessary, except
     in  any  jurisdiction where the failure to  be  so
     duly  qualified  or licensed or in  good  standing
     would  not  reasonably  be  expected  to  have   a
     material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

          (ii) Authorization of Transaction.

          Buyer has full power and authority to execute
     and   deliver   this  Agreement  and   the   other
     Transaction Documents to which it is a  party  and
     to   perform   its   obligations   hereunder   and
     thereunder. Without limiting the generality of the
     foregoing, the execution, delivery and performance
     of   this  Agreement  by  Buyer  have  been   duly
     authorized in accordance with applicable law,  and
     the provisions of the Certificate of Incorporation
     and  Bylaws  of Buyer, including due authorization
     by the Board of Directors of Buyer. This Agreement
     constitutes   the   valid  and   legally   binding
     obligation  of  Buyer, enforceable  in  accordance
     with   its   terms  and  conditions,  subject   to
     bankruptcy, insolvency, reorganization, moratorium
     and  other  laws of general application  affecting
     the  rights  and  remedies  of  creditors  and  to
     general   principles  of  equity  (regardless   of
     whether such enforcement is sought in a proceeding in equity or at law).

          (iii)     Noncontravention.

          Subject  to compliance with the HSR  Act,  as
     necessary, neither the execution and the  delivery
     of this Agreement, the other Transaction Documents
     or  the  other documents contemplated  hereby  and
     thereby,  nor the consummation of the transactions
     contemplated hereby and thereby will  (i)  violate
     any Law or Order of any Governmental Body or court
     to  which Buyer is subject or any provision of its
     certificate of formation or operating agreement or
     (ii)  conflict  with,  result  in  a  breach   of,
     constitute   a  default  under,  result   in   the
     acceleration of, create in any party the right  to
     accelerate, terminate, modify or cancel or require
     any notice under, any Contract to which Buyer is a
     party  or by which it is bound or to which any  of
     its assets is subject. Buyer does not need to give
     any  notice to, make any filing with or obtain any
     authorization,   consent  or   approval   of   any
     Governmental Body or other Person in order for the
     Parties    to    consummate    the    transactions
     contemplated  by this Agreement, except  for  such
     notices,  filings,  authorizations,  consents   or
     approvals as have been duly made or received, as the case may be.

          (iv) Brokers' Fees.

          Buyer has no liability or obligation to pay any fees or commissions or other compensation to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Company or either Seller could become liable or obligated.

Section 5.     Covenants.

     (a)  Further Assurances.

     In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or the other Transaction
Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting
Party is entitled to indemnification therefor under this Section 5).

     (b)  Confidentiality.

     Subject to the provisions of Section 9(a)
(entitled "Press Releases and Other Announcements") each Seller will and will cause their respective
Affiliates, directors, officers and employees to, treat and hold confidential all of the Confidential
Information and all terms of the transactions contemplated by the Transaction Documents, refrain from using any of the Confidential Information or any transactional terms except in connection with this Agreement (or as required to be disclosed to taxing authorities in connection with the payment of Taxes) and shall deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments
(and all copies) of the Confidential Information which are in his or its possession; provided, however, that the foregoing shall not prevent any Person who is an employee of Buyer from after the Closing to utilize any Confidential Information as necessary in connection with the exercise of his or her duties on behalf of Buyer. In the event that any of the Parties or their respective directors, officers or employees is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential
Information or any terms of the transactions contemplated by the Transaction Documents, then such Party will notify the other Parties promptly of the request or requirement so that the other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 5(b).
If, in the absence of a protective order or the receipt of a waiver hereunder, such Party or its director, officer or employee is, on the advice of counsel, compelled to disclose any Confidential Information or any terms of the transactions contemplated by the Transaction Documents to any tribunal or else stand liable for contempt, such Party or director, officer or employee may disclose such Confidential Information or such transaction terms to the tribunal; provided, however, that the disclosing Person shall use his or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information or transaction terms required to be disclosed as Buyer shall designate.

     (c)  Indemnification Provisions for the Benefit of
Buyer.

          (i)  Breach of Representations, Warranties or
     Covenants. In the event that either Seller breaches any of its representations, warranties
     (which representations and warranties shall survive for a period of twelve (12) months from and after the Closing Date, except for (A) the representations and warranties in Section 3(k)
     (captioned "Tax Matters"), which shall remain in full force and effect until the expiration of all applicable statutes of limitations, and (B) the representations and warranties in Section 3(e)
     (captioned "Title to Assets"), and Section 3(b) and Section 4(a)(ii) (captioned "Authorization of
     Transaction"), which shall remain in full force and effect forever) or covenants contained in this Agreement and a Buyer Indemnified Party (as hereinafter defined) makes a written claim for indemnification against either Seller then, each Seller agrees jointly and severally to indemnify
     Buyer, its Affiliates and agents and their respective officers, directors and employees
     (collectively, the "Buyer Indemnified Parties";
     each a "Buyer Indemnified Party") from and against the entirety of Adverse Consequences (subject to the limitations in Section 5(c)(iii) below) any Buyer Indemnified Party may suffer through and after the date of the claim for indemnification, resulting from, arising out of, relating to, in the nature of, or caused by any such breach.

          (ii) Brokers. Each Seller agrees jointly and severally to indemnify the Buyer Indemnified
     Parties from and against the entirety of any Adverse Consequences (subject to the limitations in Section 5(c)(iii) below) any Buyer Indemnified
     Party may suffer through and after the date of the claim for indemnification, resulting from, arising out of, relating to, in the nature of, or caused by the claims of any broker or finder engaged by or on behalf of Company or either Seller.

          (iii)     Limitations.

               (A)  Neither Seller shall have any
          obligation to indemnify the Buyer Indemnified
          Parties from and against any Adverse
          Consequences resulting from or arising out of this Agreement or the transactions contemplated hereby until the Adverse
          Consequences suffered in the aggregate by all Buyer Indemnified Parties is in excess of One
          Hundred Thousand Dollars ($100,000) (the
          "Basket Amount") (and then only for Losses in excess of the Basket Amount); provided, further, however, that except in respect of Adverse Consequences resulting from breaches of the representations and warranties of either Seller (if applicable) contained in
          Section 3(b) or Section 4(a)(ii) (captioned
          "Authorization of Transaction"), Section 3(e)
          (captioned "Limited Liability Interests") and
          Section 3(f) (captioned "Title to Assets") of this Agreement, the obligation of each Seller to jointly and severally indemnify the Buyer
          Indemnified Parties shall not exceed the aggregate amount of Eight Million Dollars
          ($8,000,000).

               (B)  Neither Seller shall have any
          obligation to indemnify any Buyer Indemnified
          Party from and against any Adverse
          Consequences resulting from or arising out of a breach of a representation or warranty made by such Party in this Agreement, if such Buyer Indemnified Party (1) had actual knowledge of such breach prior to the Closing, and (2) failed to communicate such knowledge in writing to a representative of Company.

     (d) Indemnification Provisions for the Benefit of the Sellers and Company.

          (i)  Breach of Representations, Warranties
     and Covenants. In the event Buyer breaches any of its representations, warranties (which representations and warranties shall survive for a period of twelve (12) months from and after the Closing Date, except for the representations and warranties in Section 4(b)(ii) (captioned
     "Authorization of Transaction"), which shall remain in full force and effect forever and covenants contained in this Agreement and a Seller
     Indemnified Party (as hereinafter defined) makes a written claim for indemnification against Buyer, then Buyer agrees to indemnify each of Company, each Seller and their respective officers, directors, employees, Affiliates and agents
     (collectively, the "Seller Indemnified Parties";
     each a "Seller Indemnified Party") from and against the entirety of the Adverse Consequences any Seller Indemnified Party may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach.

          (ii) Brokers. Buyer agrees to indemnify the Seller Indemnified Parties from and against the entirety of any Adverse Consequences any Seller
     Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claims of any broker or finder engaged by or on behalf of Buyer.

     (e)  Indemnification Matters Involving Third
Parties.

          (i)  If any third party shall notify any
     Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
     Section 5, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying
     Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby. In determining the amount of Adverse Consequences for purposes of Sections 5(c), (d) and (e) hereof, the Parties shall make appropriate adjustments for tax effects and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate).

          (ii) Any Indemnifying Party will have the right to assume the defense of the Third Party
     Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 20 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party
     Claim; provided, that, if the named parties to any such Third Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party or one or more other
     Indemnified Parties and such Indemnified Party shall have been advised by its counsel in writing that there is a conflict of interest between such Indemnified Party and the Indemnifying Party or any such other Indemnified Party in the conduct of the defense thereof, then in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.
     In the event that the Indemnifying Party fails to assume the defense of a Third Party Claim in the manner provided above in this Paragraph (ii) or fails to conduct the defense of a Third Party
     Claim actively and diligently after such assumption, the Indemnified Party shall have the right to select counsel of his or its choice (and at his or its sole discretion) and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party.

          (iii)     So long as the Indemnifying Party
     has assumed and is conducting the defense of the Third Party Claim in accordance with Paragraph (ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying
     Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and
     (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party
     (not to be withheld unreasonably).

          (iv) In the event none of the Indemnifying
     Parties assumes and conducts the defense of the Third Party Claim in accordance with Paragraph (ii) above, (A) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (although the Indemnified Party shall use reasonable efforts to consult with, and obtain prior written consent from, any Indemnifying Party in connection therewith, which consent shall not be unreasonably withheld or delayed) and (B) the Indemnifying
     Parties will remain responsible for any Adverse
     Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim to the fullest extent provided in this Section
     5(e).

          (v) Buyer shall have the option of recouping any portion or all of any Adverse Consequences it may suffer out of the Escrow Deposit Amount provided, however, that in the event Sellers dispute the Buyer's right to make such election, such amount shall not be paid out of escrow, but such dispute shall promptly be submitted to binding arbitration pursuant to the provisions of
     Section 8 of this Agreement, in which case Buyer shall have the option of recouping any portion or all of any Adverse Consequences it may suffer as determined by such arbitration out of the Escrow
     Deposit Amount.

     (f)  Fraud.

     Except for a claim for indemnity which is related to an Adverse Consequence which resulted from intentional fraud on the part of a Seller, in which case such Seller responsible for such intentional fraud will not have the benefit of any of the limitations of
Section 5(c)(iii) or the twelve (12) month survival limitation period, the foregoing provisions in Sections 5(c) and (e) shall be the sole remedy of the Buyer Indemnified Parties as against any Seller.

     (g)  Records.

     Buyer shall preserve and retain the corporate, accounting, legal and other records of Company and the Business that shall come into Buyer's possession as a result of the transactions contemplated hereby for a period of not less than seven (7) years from the Closing Date and give reasonable access to each Seller and their auditors, counsel and other authorized representatives for the purpose of preparing or defending tax returns or for other reasonable business purposes.

     (h)  Third Party Consents.

     If the Parties have not obtained a consent or approval necessary for the consummation of this Agreement prior to the Closing Date and any condition precedent to the Closing relating thereto shall have been waived by Buyer, then such failure shall not constitute by itself a breach of any representation or warranty of Company or a Seller and Buyer shall attempt, with the reasonable assistance of Company and each Seller, when requested by Buyer, to obtain such consents and approvals promptly after the Closing Date.

     (i) (x) Sellers shall assign to Buyer the right to the proceeds of all insurance claims in connection with the insured fortuitous events which occurred prior to Closing. (y) Sellers will leave in the Company's bank account all cash credited to such account on the day of Closing.

     (j)  Access.

     Prior to the Closing, Buyer shall be entitled, through its employees and representatives, to make such investigations and examinations of Company, its books and records, business, and assets as Buyer may reasonably request. The Company shall appoint a primary contact for such inquiries. In order that Buyer may have the full opportunity to do so, Company shall furnish Buyer and its representatives during such period with all information concerning the Business as Buyer or such representatives may reasonably request and cause Company's officers, employees, consultants agents, accountants and attorneys to cooperate fully with Buyer and such representatives and to make full disclosure of all information and documents requested by Buyer or such representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances.
Except as otherwise provided in Section 5(c)(iii)(B), no investigation by Buyer shall, however, limit, diminish or obviate in any way the effectiveness of any of the representations, warranties, covenants, or agreements of Company or the Sellers contained in this Agreement or the other Transaction Documents.

     (k)  Satisfaction of Closing Conditions.

     Company, on the one hand, and Buyer, on the other, shall use best efforts to cause the satisfaction of the conditions precedent to the obligation of the other
Parties to consummate the transactions contemplated hereby.

     (l)  Conduct of Business.

     From the date hereof through the Closing Date, except as otherwise previously approved in writing by Buyer, Company shall conduct the Business only in the Ordinary Course of Business and consistent with its prior practices, shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation or that vary materially from those in use as of the date hereof and shall maintain, keep, and preserve the Business and assets in good condition and repair. In addition, Company shall use its best efforts (i) to preserve the business, properties and organization of Company intact, (ii) to keep available to Buyer the services of Company's present officers, employees, agents and independent contractors, and (iii) to preserve for the benefit of Buyer the goodwill of Company's suppliers, customers, licensors, distributors of Company's catalogs and others having business relations with it.
Without limiting the generality of the foregoing, prior to the Closing Company shall not, without Buyer's prior written approval which shall not be unreasonably withheld or delayed, amend or propose to amend its Certificate of Formation or Limited Liability Company
Agreement or take any action or enter into any transaction of the sort described in Section 3(h) and 3(l), or which would cause any representation or warranty made in Section 3(h) and 3(l) to be untrue.

     (m)  Insurance, etc.

     From the date hereof through the Closing Date, Company shall: (i) maintain in force (including necessary renewals thereof) the insurance policies currently in effect, except to the extent that they may be replaced with equivalent policies appropriate to insure the Business, to the same extent as currently insured, without material increase in cost. Company shall hold any proceeds from any policies received by it prior to the Closing in trust for Buyer; (ii) comply in all material respects with all Contracts and other agreements to which it is a party and will not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a material default by it under any material Contract, license or governmental authorization or permit, except for lapses or terminations deemed to be appropriate in the Ordinary Course of Business; (iii) duly observe and conform, in all material respects, to all applicable
Laws and Orders; and (iv) notify Buyer of any lawsuit, claim, proceeding, or investigation that after the date hereof is threatened or commenced against it.

     (n)  Consents, etc.

     Each Party shall cooperate in obtaining all required consents listed in Schedule 3(c) and
Schedule 4(a)(iii) and completion of other transactions contemplated to have occurred as of the Closing and to use best efforts to cause the fulfillment of the conditions to the other Party's obligation to consummate the transactions contemplated hereby.
Notwithstanding anything to the contrary herein contained, the absence for any reason of any consents
(other than Required Consents) shall not be deemed a breach of any of the conditions to the obligation of Buyer to Close contained in Section 6 hereto. Company shall update the Schedules hereto to a date that is within one week of the Closing Date.

     (o)  Material Adverse Change.

     Each party will give to the other prompt written notice of any material adverse change in any fact respecting which a representation or warranty has been made by it herein.

     (p)  HSR Act.

     The Parties will use their reasonable best efforts to cooperate with each other in the connection with all filings required to be made in connection with the transaction contemplated by this Agreement pursuant to the Hart Scott Rodino Antitrust Improvements Act of
1976, as amended ("the HSR Act") and to make all such filings promptly following the date of this Agreement.

     (q)  Use of Mailing Lists by Sellers after
Closing.

          (i)  Buyer and Sellers agree that after the
Closing, Sellers may continue to use the Mailing Lists for prospecting purposes in any of Sellers or their Affiliates business that is not competitive with the Company's business as conducted as of the Closing.
Without limiting the generality of the foregoing Buyer, agrees that the businesses known Childswork/Childsplay and Ninos are not competitive with the Company's business as described above. Notwithstanding the foregoing, Sellers agrees not to sell or rent to a third party any names on the Mailing Lists.

          (ii) and Sellers agree that after the
Closing, Sellers and their Affiliates shall not be restricted from using any names included on the Mailing
Lists which, as of the Closing are also included on the Mailing Lists of the other businesses of Sellers and their Affiliates as having acquired or inquired about the merchandise or catalog of such business.

Section 6.     Conditions to Obligation to Close.

     (a)  Conditions to Obligation of Buyer.

     The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions;

          (i) the representations and warranties set forth in Section 3 and Section 4(a) above shall be true and correct in all material respects at and as of the Closing Date and the covenants of Sellers in Section 5 above shall have been complied with in all material respects;

          (ii)Sellers shall have procured all of the Governmental Body and third party consents specified as Required Consents in Schedules 3(c) and 4(a)(iii) at or prior to the Closing;

          (iii)    no action, suit or proceeding is
    pending before any Governmental Body or arbitrator wherein an unfavorable Order would (A) prevent consummation of any of the transactions contemplated by this Agreement or the other
    Transaction Documents, (B) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following consummation or (C) materially affect adversely the Limited Liability Interests or their value or the right of Buyer to own the Limited
    Liability Interests and to operate the Business
    (and no such Order shall be in effect);

          (iv)all registrations, filings,
    applications, notices, consents, approvals, orders, qualifications and waivers required in respect of the transactions contemplated hereby shall have been filed, made or obtained, and all waiting periods applicable under Law, including, without limitation, under the HSR Act, shall have expired or been terminated;

          (v) Sellers shall have delivered to Buyer a certificate signed by the Chief Executive Officer or a Vice President of Sellers to the effect that each of the conditions specified above in
    Section 6(a)(i)-(iv) is satisfied in all respects;

          (vi)Buyer shall have received from or on behalf of Sellers delivery of all the Closing
    Documents listed in Section 7(a) below;

          (vii)    all actions to be taken by each
    Seller in connection with consummation of the transactions contemplated hereby and by the other
    Transaction Documents and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby and thereby will be reasonably satisfactory in form and substance to Buyer;

          (viii)   Sellers shall have delivered prior
    to Closing a complete, accurate and current, as of a date within one week prior to Closing, "marketing extract" in electronic form useable by Buyer, extracted from Company's database. The marketing extract shall include, and each Seller hereby covenants that it will include:

               (A)  The names of all customers and
          potential customers, with addresses, ever obtained by Company, including but not limited to, the names and addresses of all customers, inquirers, ship to's, "giftees," specifiers, resellers, etc.;

               (B)  For non-buyers, all retained
          information, including but not limited to, demographics, source codes and recency data;

               (C)  For buyers, associated transaction
          details, including but not limited to, dates and promotional sources of all transactions, products purchased in each transaction since
          January 1, 1995, partial customer service history associated with each transaction, pay type and credit worthiness information, demographic information, etc.; and

               (D)  Tables, legends and other
          explanatory information that will enable
          Buyer to interpret all coded information, such as source codes, product codes, etc.;

          In the event Sellers are unable to deliver the marketing extract in electronic form required by this Section 6(a)(viii), Sellers shall be deemed to have fulfilled its obligation hereunder by delivering to Buyer at Closing a complete system back-up of all of the data files containing all of the information requested in this Section
     6(a)(viii) and delivery to Buyer of the marketing extract in electronic form requested by this
     Section 6(a)(viii).

          (ix) Sellers shall have received immediately prior to the Closing or simultaneously with the Closing the written consent of The CIT
     Group/Business Credit, Inc. to the transactions contemplated by this Agreement and appropriate lien releases;

          (x)  Company shall have repaid,
     simultaneously with the Closing and out of the proceeds from the transactions contemplated by this Agreement, in full all amounts payable to Select Service pursuant to the Prior Agreement and shall provide to Buyer evidence of such repayments and appropriate lien releases;

          (xi) Buyer shall have received an amendment to that certain Sublease Agreement pursuant to which the Company leases its headquarters, in form and substance attached hereto as Exhibit F; and

               Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at the Closing.

     (b)  Conditions to Obligation of Sellers.

     The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 4(b) above shall be true and correct in all material respects at and as of the Closing Date and the covenants of Buyer in
    Section 5 above shall have been complied with in all material respects;

          (ii)no action, suit or proceeding is pending before any Governmental Body or arbitrator wherein an unfavorable Order would (A) prevent consummation of any of the transactions contemplated by this Agreement or the other
    Transaction Documents or (B) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following consummation or (C) affect adversely the ability of Buyer to acquire the Limited Liability
    Interests free and clear of all liens and encumbrances (and no such Order shall be in effect);

          (iii)    all registrations, filings,
    applications, notices, consents, approvals, orders, qualifications and waivers required in respect of the transactions contemplated hereby shall have been filed, made or obtained, and all waiting periods applicable under Law, including, without limitation, under the HSR Act, shall have expired or been terminated;

          (iv)Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above Section 6(b)(i)-(iii) is satisfied in all respects;

          (v) Sellers shall have received from Buyer all of the Closing Documents listed in
    Section 7(b) below;

          (vi)Sellers shall have received immediately prior to the Closing or simultaneously with the Closing the written consent of The CIT
    Group/Business Credit, Inc. to the transactions contemplated by this Agreement; and

          (vii)    all actions to be taken by Buyer in
    connection with consummation of the transactions contemplated hereby and by the other Transaction
    Documents and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby and thereby will be reasonably satisfactory in form and substance to Sellers.

          Sellers may waive any condition specified in this Section 6(b) if they execute a writing so stating at the Closing.

Section 7.     Closing Documents.

     (a)  Sellers Deliveries.

          Sellers shall execute and deliver (or cause the execution and delivery of) the following documents to Buyer, prior to or simultaneously with the Closing:

          (i)  certificates evidencing the Limited
     Liability Interests duly endorsed by the Sellers for transfer.

          (ii) those Required Consents listed on
     Schedule 3(c) and 4(a)(iii), and all other documents necessary to convey good, valid and marketable title to the Limited Liability
     Interests.

          (iii)     a certificate, dated the Closing
     Date, of the Secretary of Company: (A) attaching copies, certified by such officer, as true and complete, of the Certificate of Formation and Limited Liability Company Agreement of Company, as amended to the Closing Date; (B) attaching resolutions of the Board of Directors of Sellers, as the sole members of Company in connection with the authorization and approval of the execution, delivery and performance by Company of this Agreement and the Transaction Documents;
     (C) setting forth the incumbency of the officer or officers of Company who have executed and delivered this Agreement and each other
     Transaction Document, including therein a signature specimen of each such officer or officers; (D) attaching copies, certified by the Secretary of State of the State of Delaware, of Company's Certificate of Formation; (E) certifying that no action, suit or proceeding is pending before any Governmental Body or arbitrator wherein an unfavorable Order would (1) prevent consummation of any of the transactions contemplated by this Agreement or the other
     Transaction Documents; (2) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following consummation or (3) affect adversely the right of Sellers to acquire the Limited Liability
     Interests or pay the Purchase Price;

          (iv) an opinion of counsel to Company and the Sellers in form and substance as set forth in Exhibit C;

          (v)  UCC-3 financing statements terminating
     UCC-1 financing statements filed wherever and whenever, including with the Delaware Secretary of State and the Gwinett County and Fulton County
     Clerks' Offices from any Person holding a Security
     Interest in any of Company's assets, releasing all Security Interests held by each of them in the Company's assets, including, without limitation, those security interests evidenced by the UCC-1 financing statements set forth on Schedule 7(a)(v) and those in favor of the CIT Group/Business
     Credit, Inc. as creditor;

          (vi) estoppel certificates in the form of Exhibit B from all lessors of real property, as required by Section 3(l)(i);

          (vii)     cancelled promissory note in the
     principal amount of $1,000,000 dated as of January
     7, 1998 made by Company payable to Select Service
     & Supply Co., Inc. and a letter of acknowledgment from Select Service & Supply Co., Inc. that such note had been paid in full that the related pledge and guaranty agreements had been terminated; and

          (viii)    the Escrow Agreement signed by
     Sellers and the Escrow Agent.

     (b)  Buyer Deliveries.

Buyer shall execute and deliver to Sellers (or Sellers shall receive from third parties) prior to or simultaneously with the Closing:

          (i)  a wire transfer of $750,000 to the
     Escrow Account;

          (ii) a wire transfer of $22,250,000, of which as of February 5, 1999, $543,178.08 shall be paid directly to Select Service;

          (iii)     a certificate, dated the Closing
     Date, of the Secretary or other authorized representative of Buyer: (A) attaching resolutions of the Buyer's Board of Directors in connection with the authorization and approval of the execution, delivery and performance of this Agreement and the other Transaction Documents;
     (B) attaching copies, certified by such officer as true and complete of the Certificate of Incorporation and By-laws of Buyer; (C) setting forth the incumbency of the officer or officers of Buyer who have executed and delivered this Agreement and each other Transaction Document to which Buyer is a party, including therein a signature specimen of each such officer or officers; (D) attaching copies, certified by the Secretary of State of the State of Delaware, of Buyer's Certificate of Incorporation;
     (E) certifying that no action, suit or proceeding is pending before any Governmental Body or arbitrator wherein an unfavorable Order would
     (1) prevent consummation of any of the
     transactions contemplated by this Agreement or the other Transaction Documents, (2) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following consummation or (3) affect adversely the right of Buyer to acquire the Limited Liability
     Interests or pay the Purchase Price;

          (iv) all material authorizations, consents and approvals of governments and governmental agencies referred to in Section 4(b)(iii) hereof;

          (v)  an opinion of counsel to Buyer, in form
     and substance as set forth in Exhibit D; and

          (vi) the Escrow Agreement signed by Buyer and the Escrow Agent.

Section 8.     Arbitration of Disputes.

     (a)  Mandatory Arbitration.

     Buyer, on the one hand and each Seller, on the other, shall promptly submit any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any action in tort, contract, equity or otherwise) to binding arbitration before one arbitrator (the
"Arbitrator"). The Parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any claim in tort, contract, equity or otherwise).

     (b)  Arbitrator's Qualifications and Selection.

     The Arbitrator shall be an active member of the New York Bar, specializing for at least 15 years in mergers and acquisitions. The Arbitrator shall be selected by the New York chapter head of the American
Arbitration Association upon the request of any Party.
The Arbitrator shall be selected within 30 days of request.

     (c)  Governing Law; Written Decision.

     Any arbitration hereunder or under any Transaction
Document, shall be governed by the laws of the State of New York applicable to a contract negotiated, signed and wholly to be performed in New York, which laws the Arbitrator shall apply in rendering his or her decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within 60 days after he or she shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

     (d)  Procedures; Evidence; Experts.

     Any arbitration instituted by a Party shall be held in New York, New York, in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

          (i)  On application to the Arbitrator, any
     Party shall have rights to discovery to the same extent as would be provided under the Federal
     Rules of Civil Procedure and the Federal Rules of
     Evidence shall apply to any Arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his or her decision shall be rendered within the period referred to in Section 8(c).

          (ii) The Arbitrator may, at his or her
     discretion and at the expense of the Party(ies) who will bear the cost of the Arbitration, employ experts to assist him or her in his or her determinations.

     (e)  Costs.

     The costs of the Arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award or to obtain temporary or preliminary injunctive relief as provided in Section 8(g), as applicable (including, without limitation, actual attorneys' fees and costs), shall be borne solely by the unsuccessful Party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs, for reasons set forth in such decision.

     (f)  Consent to Jurisdiction.

     Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional or injunctive relief in connection with or in aid of the arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any Person necessary to such arbitration (including, without limitation, any Party hereto) shall have been absent from such arbitration for any reason, including, without limitation, that such Person shall have been the subject of any bankruptcy, reorganization or insolvency proceeding.

     (g)  Injunctive Relief.

     This Section 8 shall not prevent any Party from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision of this Agreement or any Transaction Document; provided, that the determination whether such breach or threatened breach shall have occurred and the remedy therefor (other than with respect to such preliminary or temporary relief) shall be made by arbitration pursuant to this
Section 8.

     (h)  Indemnification.

     The Parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any Claim arising out of any arbitration under this Agreement or any Transaction
Document, unless resulting from the willful misconduct of the Person indemnified.

     (i)  Survival.

     The provisions of this Section 8 shall survive the termination of this Agreement and any Transaction
Document.

     (j)  WAIVER OF JURY TRIAL; EXEMPLARY DAMAGES.

     ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY
JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS
AGREEMENT OR ANY TRANSACTION DOCUMENT. No Party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Transaction Document.

     (k)  Attorneys' Fees.

     The unsuccessful Party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration shall pay to the prevailing
Party all attorneys' fees and costs actually incurred by the prevailing Party, in addition to any other relief to which it may be entitled. As used in this
Section 8 and elsewhere in this Agreement, "actual attorneys' fees" or "attorneys' fees actually incurred" means the full and actual costs of any real services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services and shall not be limited to "reasonable attorneys' fees" as that term may be defined in statutory or decisional authority.

     (l)  Interest.

     Any amount payable by one Party to another under this Section 8, shall bear interest at the rate of 12% per annum from the date due until paid.

     Section 9.     Other Agreements.

     (a)  Press Releases and Public Announcements.

     Neither Seller shall issue any press release or make any public announcement relating to the purchase and sale of the Company or disclose to any third party, other than its legal and financial advisors and others who need to know in order to consummate this Agreement, the terms of this Agreement or the other Transaction
Documents, without the prior written approval of Buyer;
provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (b)  Filings.

     Each of the Parties agrees to use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information requested by Governmental Bodies, necessary to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other Parties in connection with the foregoing.

     (c)  No Third-Party Beneficiaries.

     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d)  Entire Agreement.

     This Agreement and the Transaction Documents
(including the documents referred to herein and therein) constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the Parties (including, without limitation), written or oral, to the extent they related in any way to the subject matter hereof.

     (e)  Succession and Assignment.

     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

     (f)  Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g)  Headings.

     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h)  Notices.

     All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two
Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

          If to Sellers:

          to:

          Genesis Direct, Inc.
          100 Plaza Drive
          Secaucus, NJ  07094
          Facsimile:  (201) 583-3611
          Attention:  Raphael S. Grunfeld, Esq.

          with a copy in each case, to:

          Morrison & Foerster LLP
          1290 Avenue of the Americas
          New York, NY  10104
          Facsimile:  (212) 468-7900
          Attn:  Ira A. Greenstein, Esq.


          If to Buyer:

          School Specialty, Inc.
          1000 North Bluemound Drive
          Appleton, WI 54914
          Facsimile:  (920) 734-6276
          Attention:     Daniel P. Spalding

          with a copy to each case, to:

          Franzoi & Franzoi, S.C.
          514 Racine Street
          Menasha, WI54952
          Facsimile: (920)725-0998
          Attention:  Joseph F. Franzoi, Esq.

     Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i)  Governing Law.

     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     (j)  Amendments and Waivers.

     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k)  Severability.

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l)  Expenses.

     Each Party will bear its own costs and expenses
(including, without limitation, fees and expenses of accountants, attorneys, financial advisors and brokers) incurred in connection with this Agreement, the other
Transaction Documents and the preparation and negotiation thereof and the consummation of the transactions contemplated hereby and thereby
("Transaction Expenses").

     (m)  Construction.

     The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the other
Transaction Documents. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (n)  Incorporation of Appendices, Exhibits and
Schedules.

     The Exhibits, Appendices and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof

     (o)  Termination.

     Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (i)  By mutual consent of the respective
     Boards of Sellers, on the one hand, and Buyer, on the other;

          (ii) By Sellers, if any of the conditions set forth in Sections 6(b) and 7(b) shall have become incapable of fulfillment and shall not have been waived by Sellers;

          (iii)     By Buyer, if any of the conditions
     set forth in Sections 6(a) or 7(a) shall have become incapable of fulfillment and shall not have been waived by Buyer; or

          (iv) By any Party, if the transactions
     contemplated hereby are not consummated on or before March 31, 1999.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SCHOOL SPECIALTY, INC.

By:/s/ Daniel P. Spalding
   --------------------------
   Name:  Daniel P. Spalding
   Title:  CEO


SELLERS:


GENESIS DIRECT, INC.


By:/s/ Warren Struhl
---------------------------
   Name:  Warren Struhl
   Title:  CEO


LITTLE GENESIS, INC.


By:/s/ Ronald Beranto
--------------------------
   Name:  Ronald Beranto
   Title:  CFO